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                        SUBSIDIARIES OF THE REGISTRANT



Subsidiary
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The Fonda Group, Inc.

Sweetheart Holdings Inc.
         Sweetheart Cup Company Inc
         Lily-Canada Holding Corporation
         Lily Cups Inc.